UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 12, 2016

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2231 Rutherford Rd, Suite 200
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer Listing.

As previously reported, we are not in compliance with NYSE MKTS LLC’s (“NYSE MKT”) continued listing standards. Specifically, we are not in compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide (the “Company Guide”) because we reported stockholders’ equity of less than $6 million as of September 30, 2015 and had net losses in five of our most recent fiscal years ended December 31, 2014. As a result, we became subject to the procedures and requirements of Section 1009 of the Company Guide, which included submitting a plan to NYSE Regulation, Inc. (“NYSE Regulation”) advising of actions we have taken or will take to regain compliance with Section 1003(a)(iii) of the Company Guide by May 13, 2017. As previously reported, NYSE Regulation notified us that it accepted our plan to regain compliance and granted us a plan period that extends through May 13, 2017.

On April 12, 2016, we received a letter from the NYSE Regulation stating that we are not in compliance with Section 1003(a)(ii) of the Company Guide because we reported stockholders’ equity of less than $4 million as of December 31, 2015 and had net losses in three of our four most recent fiscal years ended December 31, 2015. As a result, we continue to be subject to the procedures and requirements of Section 1009 of the Company Guide. Because this instance of noncompliance is in addition to our current noncompliance with Section 1003(a)(iii) of the Company Guide, we are not required to submit a new compliance plan.

The listing of our common stock on the NYSE MKT is being continued during the plan period pursuant to an extension. The NYSE Regulation staff will review us periodically for compliance with initiatives outlined in our plan. If we are not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) by May 13, 2017 or if we do not make progress consistent with our plan during the plan period, NYSE Regulation staff will initiate delisting proceedings as appropriate.

We can give no assurances that we will be able to maintain the listing of our common stock on the NYSE MKT. Our common stock could be delisted because we do not make progress consistent with our plan during the plan period, because we do not regain compliance with Sections 1003 (a)(ii) and 1003(a)(iii) by May 13, 2017, or because we fall below compliance with other NYSE MKT listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Date: April 13, 2016	By:	/s/ Allen Wolff
Allen Wolff
Chief Financial Officer